Exhibit 99.1

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Future Milestones

•                  Expect to determine Maximum Tolerated Dose in first Phase I TPI 287 trial of Q7Day schedule in 1Q06

•                  Expect to initiate a second Phase I TPI 287 trial in 4Q05 in preparation for determining an optimum dosing schedule

•                  Expect to initiate first Phase II trial in TPI 287 in mid 06

•                  Expect to initiate both single agent and combination Phase II trials in TPI 287 in 2006 to determine registration strategy

•                  Subject to continued positive data, expect to file an IND for TPI 284 (peptide linked cytotoxic) by year end 2005

Forward-Looking Statements

Statements in this presentation that are not historical facts are “forward-looking statements” that involve risks and uncertainties.  Forward-looking statements can be identified by the use of words such as “opportunities,” “trends,” “potential,” “estimates,” “may,” “will,” “should,” “anticipates,” “expects” or comparable terminology or by discussions of strategy.   Such forward looking statements include statements as to the potential uses, activity, safety, and effectiveness of compounds under development, the initiation of clinical trials, the timing of clinical trial initiation, and the results of any such studies. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include risks that Tapestry will be unable to initiate additional clinical trials, will be unable to manufacture additional compounds according to GMP standards, or will be unable manufacture clinical compounds in sufficient quantities to complete clinical trials.  There is also a risk that human clinical trials will show that the clinical compounds are unsafe and/or ineffective in treating cancer in human patients. General implementation risks associated with development of any of our products include those that we are blocked or limited in the development of our product candidates because of the intellectual property rights of third parties; that we are limited in our ability to obtain, maintain and enforce our own intellectual property; that development of our product candidates is delayed or terminated because the costs of further development exceed the value of such candidates; and that the Company’s resources are insufficient to continue development. Additional risks, uncertainties and other factors are identified under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements” or “Cautionary Note Regarding Forward- Looking Statements” in the Company’s documents filed from time to time with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 29, 2004 and Quarterly Report on Form 10-Q for the period ended March 30, 2005 .  The Company disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new or additional information, future events or otherwise.